September 19, 2008



 Ms. Linzie Steinbach
 Excelsior Venture Partners III, LLC
 225 High Ridge Road
 Stamford, CT 06905

 RE:  EXCELSIOR VENTURE PARTNERS III, LLC
      INVESTMENT COMPANY ASSET PROTECTION BOND
      FEDERAL INSURANCE CO. BOND NUMBER 81458705
      APRIL 6, 2008 TO APRIL 6, 2009

 Dear Linzie:

 As requested, I have examined the Investment Company Blanket Bond as prescribed in Rule 17g-1 for the funds insured under the captioned Bond, as of the policy effective date. This limits analysis is based upon the total asset value of each fund pursuant to the relevant renewal application and subsequent update.

 The results of the analysis are as follows:


               Fund                                           Asset Value as of 10/31/07      Required Limit
                                                                   ($ in Millions)
Excelsior Venture Partners III, LLC                                              $74.9           $400,000
Excelsior Venture Investors III, LLC                                 (a)          $0.0            $50,000
Excelsior Directional Hedge Fund of Funds (TI), LLC                             $313.8           $750,000
Excelsior Directional Hedge Fund of Funds (TE), LLC                              $15.2           $225,000
Excelsior Directional Hedge Fund of Funds, LTD                                   $1.07           $100,000
Excelsior Absolute Return Fund of Funds, LLC                         (b)        $206.8           $600,000
Excelsior Absolute Return Fund of Funds, LTD                         (b)         $26.3           $300,000
Excelsior Buyout Investors, LLC                                                  $58.8           $400,000
Columbia Management Multi-Strategy Hedge Fund, LLC*                              $105.0           $525,000
BACAP Alternative Multi-Strategy Fund, LLC*                                     $258.7           $750,000
                                                                  TOTAL REQUIRED LIMIT:         $4,100,000


     (a) Excelsior Venture Investors III, LLC is a feeder fund as part of a master/feeder structure where Excelsior Venture Partners III, LLC is the master fund. Therefore, EVI III's assets are substantially invested in the master. The Total Assets figure listed represents assets not invested in the master fund.

     (b) Excelsior Absolute Return Fund of Funds, LLC is a feeder fund as part of a master/feeder structure where Excelsior Absolute Return Fund of Funds Master Fund, LLC is the master fund.

          * Assets as of 12/31/2007

As you are aware, the limit under the current bond is $6,000,000. Therefore, according to these calculations, the bond amount is sufficient to meet requirements Rule 17g-1, as of the policy effective date.

Best regards,

/s/ Paul Kim

Paul Kim
Managing Director
Aon Financial Services Group